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                                                                   EXHIBIT 10.21

                         EXECUTIVE EMPLOYMENT AGREEMENT

       This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between EOTT ENERGY CORP., a Delaware corporation and indirect subsidiary of Enron Corp. ("Enron"), having offices at 1330 Post Oak Blvd, Suite 2700, Houston, Texas 77056 ("Employer" or "Company"), and MICHAEL
D. BURKE, an individual currently residing at Houston, Texas ("Employee"), to be effective as of May 16, 1998 (the "Effective Date").

                                  WITNESSETH:

       WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration;

       NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

       1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

       1.2    Employee shall be employed in the position set forth on Exhibit
A.

       1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that materially interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer or Enron, or requires any significant portion of Employee's business time.

       1.4 In connection with Employee's employment by Employer, Employer shall provide Employee access to such confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall provide to Employee the opportunity to develop business relationships with those of Employer's clients and potential clients that are appropriate for Employee's employment responsibilities.

       1.5 Employee acknowledges and agrees that, at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer's business and interests, to do no act which would injure Employer's business, its interests, or its reputation, and to refrain from using for Employee's own benefit or for the benefit
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of others any information or opportunities pertaining to Employer's business or interests that are entrusted to Employee or that he learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for his own benefit or the benefit of others any information or opportunities pertaining to Employer's business or interests that were entrusted to Employee during the employment relationship or that he learned while employed by Employer. Employee agrees that while employed by Employer and thereafter he shall not knowingly take any action which interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.

       1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's Chairman of the Board any facts which might involve such a conflict of interest that has not been approved by Employer's Chairman of the Board. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's Chairman of the Board may be all that is necessary to enable Employer or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's reasonable determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

       1.7 Employee understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than Employee's attorneys, tax advisors, or as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.

ARTICLE 2:  COMPENSATION AND BENEFITS:

       2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, subject to increase at the sole discretion of the Employer, which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.





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       2.2    While employed by Employer (both during the Term and thereafter),
Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. In addition, Employee shall be entitled to participate in the incentive compensation programs and to received the benefits listed on Exhibit
A. Notwithstanding anything to the contrary herein, upon termination of Employee's employment with Employer for any reason, Employee (or his heirs, administrators or legatees) shall be entitled to receive benefits, bonuses and incentive compensation accrued, earned or payable to Employee with respect to Employee's service prior to such termination of employment according to the provisions of such benefit and compensatory plans and programs.
Notwithstanding the preceding sentence, if Employee remains employed with Employer for the full Term of this Agreement, Employee shall be entitled to receive an annual incentive compensation award for calendar year 2001.

       2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.
Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either Employer or Enron, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

       2.4 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:  TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
TERMINATION:

       3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

              a. For "cause" upon the good faith determination by the Employer's board of directors that "cause" exists for the termination of the employment relationship. As used in this Section 3.1.a, the term "cause" shall mean (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (ii) Employee's final conviction of a felony; (iii) Employee's involvement in a conflict of interest as referenced in Sections 1.5-1.6 for which Employer makes a determination to terminate the employment of Employee which remains





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       uncorrected for thirty (30) days following written notice to Employee by
       Employer; or (iv) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach. It is expressly acknowledged and agreed that the decision as to whether
       "cause" exists for termination of the employment relationship by Employer is delegated to the board of directors of Employer for determination as to whether a reasonable basis for cause exists;

              b. for any other reason whatsoever, including termination without cause, in the sole discretion of Employer's Chairman of the Board;

              c.     upon Employee's death; or

              d. upon Employee's becoming disabled so as to entitle Employee to benefits under Employer's long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee's duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1.a; the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1.b; the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1.c as a result of Employee's death is specified in Section 3.7. The effect of the employment relationship being terminated pursuant to Section 3.1.d as a result of the Employee becoming incapacitated is specified in Section 3.8.

       3.2    Notwithstanding any other provisions of this Agreement except
Section 7.6, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

                     a. either (i) without Employee's prior consent, a permanent change in relocation from the city in which Employee was serving immediately prior to the time of such change to a place which is more than one hundred fifty (150) miles away from such location measured from old job site to new job site, (ii) a material breach by Employer of any material provision of this Agreement, (iii) a material breach by Enron of its obligations to EOTT Operating Limited Partnership (the "OLP") under (a) the credit agreement between them dated as of January 3, 1996, as amended from time to time, and (b) a credit agreement between them dated as of June 30, 1995, as amended from time to time, and/or charge to Employer by Enron for capital which results in the OLP not being able to generate sufficient cash flow necessary for the OLP to meet quarterly distributions to all common unit holders of the OLP, or
       (iv) failure by Enron to provide or cause another party to credit support on substantially similar terms and provisions during the Term of





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       this Agreement, which in any event remains uncorrected for 30 days following written notice of such breach by Employee to Employer; provided, however, to correct a breach described in the preceding clause
       (iii) or a failure described in the preceding clause (iv), Employer in its sole discretion can elect to make Employee whole from an incentive compensation standpoint as though such breach or failure had no adverse compensatory impact on Employee under the provisions of this Agreement;

              b. a "Change of Control" of Employer followed by either an Involuntary Termination of Employee by Employer or a material reduction in Employee's duties and responsibilities under this Agreement which remains uncorrected for 30 days following written notice of such reduction by Employee to Employer; or

              c. for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to
Section 3.2.a; the effect of such termination is specified in Section 3.5. The termination of Employee's employment prior to the expiration of the Term shall constitute a "Change of Control Termination" if made pursuant to Section 3.2.b; the effect of such termination is specified in Section 3.6. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2.c; the effect of such termination is specified in Section 3.3.

       3.3 Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of any and all statutory rights and benefits, shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

       3.4 If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of any and all statutory rights and benefits, shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

       3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive a single sum payment in the amount of Employee's annualized Base Salary and payment of a pro-rata amount of Employee's bonus opportunity for the year of termination based on the higher of the target bonus amount for such year or the amount of bonus paid to Employee for the preceding year.





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Conditioned upon Employee's compliance with the provisions of this Agreement,
Employee shall be entitled to receive on the first anniversary of such Involuntary Termination a single sum payment in the amount of Employee's annualized Base Salary at the time of such Involuntary Termination. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

       3.6 Upon a Change of Control Termination of the employment relationship prior to expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive an amount equal to the sum of Employee's annualized monthly base pay plus Employee's bonus factor described below, multiplied by
2.99 ((p+b) x 2.99; "Change of Control Termination Payment"). Until Employee receives an annual bonus, the bonus factor shall be the amount of Employee's target bonus. After Employee receives an annual bonus, the bonus factor shall be the greater of the target bonus for the year in which a Change of Control Termination occurs or the actual amount of Employee's previous annual bonus.
If the Change of Control Termination Payment provided for Employee under this Agreement and, whether or not Employee's employment is terminated, any other payments and benefits that Employee may have a right to receive from the Company and/or any other person or entity, would result in "excess parachute payments" (as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code")) attributable to Employee's employment with the Company, and Employee would be required to pay an excise tax pursuant to
Section 4999 (or any successor section) of the Code in respect of such excess parachute payments, the Company shall pay Employee an additional amount (the "Reimbursement Amount") such that, after the payment by Employee of such excise tax, and all federal, state and local taxes and any and all excise taxes that may be imposed on the receipt by Employee of such Reimbursement Amount, Employee would retain the amount of each excess parachute payments (subject to payment of applicable federal, state and local income taxes thereon) as if such excise tax had not been payable thereon. Such Reimbursement Amount shall be reasonably determined by Employer. "Change of Control" shall mean (i) the Company merges or consolidates with the any other entity (other than one of Enron Corp.'s majority owned subsidiaries) and is not the surviving entity (or survives only as the subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than (1) a sale of limited partner interests in EOTT Energy Partners, L.P. or (2) the sale of assets to another majority owned subsidiary of Enron Corp. and in connection therewith Employee becomes employed by such a subsidiary, EOTT Energy Partners, L.P. or another partnership in which EOTT Energy Partners, L.P. is the limited partner), or (iii) the Company is dissolved, or if (iv) any third person or entity (other than Enron Corp. or one of its majority owned subsidiaries or the trustee or committee of any qualified employee benefit plan of Company or Enron Corp.) together with its affiliates shall become, directly or indirectly, the Beneficial Owner of the least 51% of the Voting Stock of the Company (except as a result of a distribution of the Voting Stock of the Company to the shareholders of Enron Corp.), or if





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(v) during such time as the Company has a class of Voting Stock registered under the Securities Exchange Act of 1934, the individuals who constituted the members of the Company's Board of Directors ("Incumbent Board") upon the effective date of such registration cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Company stockholders was approved by a vote of at least eighty percent (80%) of the directors comprising the Incumbent Board (either by the specific vote or approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such a nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board. "Voting Stock" shall mean all the outstanding shares of capital stock of Company entitled to vote generally in elections for directors, considered as one class; provided, however, that if Company has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the Votes entitled to be cast by such shares.

       3.7 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, and Employee's heirs, administrators, or legatees shall be entitled to a pro rata individual bonus through the date of such termination.

       3.8 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination, and Employee shall be entitled to a pro rata individual bonus through the date of such termination.

       3.9 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer, Enron, or its affiliates.

       3.10 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6.

ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF TERMINATION:

       4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such





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termination.  After the second anniversary of the Effective Date the parties will enter into non-binding discussions regarding extending the Term of this Agreement by amendment.

ARTICLE 5:  OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

       5.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

       5.2 Employee acknowledges that the business of Employer, Enron, and their affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers, investors and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, Enron, or their affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, Enron, and their affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, Enron, or their affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Enron and its affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of Employer, Enron, and their affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and Employer shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the





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exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

       5.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, Enron, or their affiliates shall be and remain the property of Employer, Enron, or their affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

       5.4 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

       5.5 Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 6:  POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

       6.1 As part of the consideration for the compensation and benefits to be paid to Employee thereunder, in keeping with Employee's duties as a fiduciary, and in order to protect Employer's interest in the trade secrets of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article. Employee agrees that during the period of Employee's non-competition obligations thereunder, Employee will not, directly or indirectly, for Employee or for others, in any State of





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the United States in which Employer is qualified to do business or in any foreign country in which Employer has an office as of the date of termination of the employment relationship:

       a. engage in any business competitive with the business conducted by Employer;

       b. render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;

       c. induce any employee of Employer or Enron or any of their affiliates to terminate his or her employment with Employer, Enron, or their affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Enron.

       The non-competition obligations in Section 6.1.a., and b. shall extend throughout the Term of this Agreement, provided, however, in the event of an Involuntarily Termination or a Change of Control Termination of Employee, such non-competition obligations shall extend for a period of twelve (12) months after the date of such Involuntary Termination or Change of Control Termination, but in no event shall such obligations extend past the Term.

       The non-competition obligations in Section 6.1.c. shall extend throughout the Term of this Agreement and for a period of one (1) year after the expiration of the Term of this Agreement, provided, however, in the event of an Involuntarily Termination or a Change of Control Termination of Employee, such non-competition obligations shall extend for a period of twelve (12) months after the date of such Involuntary Termination or Change of Control Termination.

       6.2 Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

       6.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.





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
ARTICLE 7:  MISCELLANEOUS:

       7.1 For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Enron or Employer.

       7.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Enron entities and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

       7.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              If to Employer, to:
                     EOTT Energy Corp.
                     1330 Post Oak Blvd, Suite 2700
                     Houston, Texas 77056
                     Attention:  Chairman of the Board

              With a copy to:
                     Enron Corp.
                     1400 Smith Street
                     Houston, Texas 77002
                     Attention:  Corporate Secretary

              If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

       7.4 This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

       7.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

       7.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Sections 5.2, Article 5, or Section 6.1, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.

       7.7 During the term of this Agreement, each of Employer and Employee will be a citizen of the State of Texas. Employer's principal place of business is in Houston, Harris County, Texas. This Agreement shall be performed in Houston, Texas. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas. In the event that service of process cannot be effected upon a party, each party hereby irrevocably appoints the Secretary of State for the State of Texas as its or his agent for service of process to receive the summons and other pleadings in connection with any such litigation.

       7.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.


       7.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer. Employer shall not assign this Agreement without the prior written consent of Employee.

       7.10 There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer's Conduct of Business Affairs booklet and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

       IN WITNESS- WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.


EOTT ENERGY CORP.                               MICHAEL D. BURKE



By:    /s/    Edward O. Gaylord                   /s/    Michael D. Burke
     ------------------------------             ------------------------------
Title:                                          This 15 day of May, 1998
This 15 day of May, 1998

                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                           BETWEEN EOTT ENERGY CORP.
                              AND MICHAEL D. BURKE




Employee Name:              Michael D. Burke


Term:                       From Effective Date through December 31, 2001


Position:                   Chief Executive Officer, President, and Director


Location:                   Houston


Reporting Relationship:     Chairman


Monthly Base Salary:        $28,333.33 (Twenty Eight Thousand Three Hundred
                            Thirty Three and 33/100 Dollars)

Annual Incentive Target:    100% of Base Pay subject to individual and company
                            performance as established and measured by the Company's Compensation Committee of the Board of
                            Directors.

LTI Plan:                   Subject to approval of Company's Compensation
                            Committee of the Board of Directors at its next scheduled meeting following the Effective Date, Employee shall be granted 90,828 SAR Units under the EOTT Energy Corp. Long Term Incentive Plan
                            ("LTI Plan") based on the following formula for 1998:

                            Base Pay ($340,000) X 3
                            (75th market percentile)
                            ----------------------------- = 90,828 units
                            Phantom Unit Price of $11.23


Stock Option Grant:         Subject to approval by the Compensation Committee
                            of the Enron Corp. Board of Directors, Employee shall be granted an option to purchase 50,000 shares of Enron Corp. common stock pursuant to an Enron Corp. stock plan, with a term of 5 years, vesting 25% upon grant and an additional 25% on each anniversary date of grant. Said grant will be considered and reviewed at the scheduled May 4, 1998 meeting of the Compensation Committee of the Enron Corp. Board of
                            Directors. The grant will include accelerated vesting provisions in the event of a Change of Control.


Unit Option Plan:           Subject to approval of the Company's Compensation
                            Committee of the Board of Directors at its next scheduled meeting following the Effective Date, Employee shall be granted 400,000 Subordinated
                            Units of EOTT Energy Partners, L.P. under the EOTT
                            Energy Corp. 1994 Unit Option Plan at an option price of $15 per unit.

Relocation Benefits:        Employee shall be entitled to receive the standard
                            relocation benefits provided by Company to its relocated employees. Employee shall be reimbursed his reasonable expenses, as determined by the Chairman, for temporary living and weekend commuting for six months after the Effective Date.

Vacation Benefit:           Four (4) weeks per annum.



                            EOTT ENERGY CORP.


                            By:    /s/     Edward O. Gaylord
                                 -------------------------------
                            Title:
                            This 15 day of May, 1998


                            MICHAEL D. BURKE

                                   /s/     Michael D. Burke
                            ------------------------------------
                            This 15 day of May, 1998





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